FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

SIMPLICITY BANCORP, INC. ANNOUNCES STOCK REPURCHASE PLAN AND FIRST QUARTER EARNINGS

Covina, CA – November 4, 2013, Simplicity Bancorp, Inc. (the “Company”) (Nasdaq: SMPL), the holding company for Simplicity Bank (the “Bank”), announced today that its Board of Directors authorized the fifth stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its issued and outstanding shares, or up to approximately 394,003 shares.  The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.  The stock repurchase program may be carried out through open-market purchases, block trades, negotiated private transactions and pursuant to a trading plan that may be adopted in accordance with Rule 10b5-1 of the SEC’s rules.
Since November 30, 2011, the Company has repurchased 1,784,448 shares.

The Company also reported net income of $1.1 million, or $0.15 per diluted share for the quarter ended September 30, 2013.  This compares to net income of $1.4 million, or $0.16 per diluted share for the quarter ended September 30, 2012.  The decrease in net income was due primarily to a decrease in net interest income and noninterest income and an increase in noninterest expense, partially offset by a decrease in provision for loan losses.

Net interest income decreased $970,000, or 12.7% to $6.7 million for the quarter ended September 30, 2013 as compared to $7.6 million for the quarter ended September 30, 2012. Net interest margin declined to 3.28% for the quarter ended September 30, 2013 as compared to 3.46% for the quarter ended September 30, 2012. The decrease in the net interest margin was primarily due to a decline in the average yield on loans as a result of the low interest rate environment, offset in part by an increase in the average yield on securities available-for-sale, the decline in the average cost of funds on deposits, and repayment of higher costing borrowings as they matured.

Noninterest income decreased $107,000, or 6.8% to $1.5 million for the quarter ended September 30, 2013 as compared to $1.6 million for the quarter ended September 30, 2012. The decrease in noninterest income was due to a decline in pre-tax gains on one-to-four family mortgage loans sold reflecting the impact of lower loan sale volume and reduced gain on loan sale margins driven by the recent increase in interest rates.

Noninterest expense increased $147,000, or 2.4% to $6.3 million for the quarter ended September 30, 2013 as compared to $6.1 million for the quarter ended September 30, 2012.  The increase in noninterest expense was primarily due to an increase in advertising and promotional expenses resulting from continued branding and marketing campaign efforts.

“In fiscal 2014 we are continuing to focus on our strategy of building brand awareness to further our ability to increase our new customer acquisition opportunities as well as enhancing our electronic delivery platforms and cross selling options to deepen customer relationships and deliver exceptional service and convenience to our customers,” said Dustin Luton, President and Chief Executive Officer of Simplicity Bancorp, Inc.   Luton continued, “We also remain committed to reinvesting in the long term value of the Company through our stock repurchase programs.”

Delinquent loans, 60 days or more increased to $6.4 million or 0.89% of total loans at September 30, 2013 as compared to $5.5 million, or 0.79% of total loans at June 30, 2013.  The increase was a result of a slight increase in one-to-four family loans 60-89 days past due.  Non-performing loans decreased to $13.5 million, or 1.88% of total loans at September 30, 2013 as compared to $15.9 million, or 2.29% of total loans at June 30, 2013.  The decrease in non-performing loans was primarily attributable to pay-offs, loans transferred to real estate owned, and non-performing loans returned to accruing status after the borrowers demonstrated a sustained period of performance, generally six consecutive months of timely payments, during the quarter ended September 30, 2013. The allowance for loan losses to non-performing loans was 40.59% at September 30, 2013 as compared to 35.45% at June 30, 2013.  The increase in the allowance for loan losses to non-performing loans was a result of the decrease in non-performing loans, partially offset by a decrease in the allowance for loan losses for the quarter ended September 30, 2013.

There was no provision for loan losses for the quarter ended September 30, 2013 as compared to $850,000 for the same quarter last year.  The decline in the provision was primarily a result of a decline in net charge-offs and loss factors on loans collectively evaluated for impairment. The provisions reflected management's continuing assessment of the credit quality of the Company's loan portfolio, which is affected by various trends, including current economic conditions.

Total assets declined to $834.6 million, or 3.8%, at September 30, 2013 from $867.4 million at June 30, 2013 due primarily to a decrease in cash and cash equivalents and securities available-for-sale, partially offset by an increase in gross loans receivable.  Cash and cash equivalents decreased to $35.0 million at September 30, 2013 from $85.7 million at June 30, 2013 due primarily to the growth in loans and a decline in deposits.  Gross loans receivable combined with loans held for sale increased by $21.7 million, or 3.1%, to $721.5 million at September 30, 2013 from $699.8 million at June 30, 2013.  The increase was primarily attributable to organic loan growth in multi-family residential loans and consumer loans, offset in part by loan principal repayments and payoffs in addition to the sale of newly originated conforming fixed rate one-to-four family residential loans in the secondary market.

Total deposits decreased $27.8 million, or 4.2%, to $626.9 million at September 30, 2013 from $654.6 million at June 30, 2013.  The decline was primarily attributable to a decrease in certificate of deposit due to non-relationship customers seeking higher yields as accounts reprice to lower interest rates and a decrease in checking due to the timing of customer payroll deposits as compared to June 30, 2013.

Total stockholders’ equity represented 17.3% of total assets and decreased to $144.0 million at September 30, 2013 from $145.4 million at June 30, 2013.  The decrease in stockholders’ equity was primarily attributable to shares repurchased pursuant to the stock repurchase programs previously announced as well as cash dividends paid of $618,000, partially offset by an increase in retained earnings. For the quarter ended September 30, 2013, the Company repurchased 148,575 shares at an aggregate cost of $2.2 million with a weighted average price of $15.10 per share. There are 118,206 shares in total remaining under authorized stock repurchase programs. Currently, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Simplicity Bank’s market area; adverse changes in general economic conditions, either nationally or in Simplicity Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Simplicity Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
September 30, 2013
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	September 30, 2013	June 30, 2013
Total assets	$834,605	$867,377
Gross loans receivable	719,317	695,351
Allowance for loan losses	(5,487)	(5,643)
Loans held for sale	2,205	4,496
Cash and cash equivalents	34,982	85,674
Securities available-for-sale, at fair value	48,128	52,180
Total deposits	626,873	654,646
Borrowings	60,000	60,000
Total stockholders’ equity	144,020	145,438
Equity to total assets	17.26%	16.77%
Asset Quality Ratios:
Delinquent loans 60 days or more to total loans	0.89%	0.79%
Non-performing loans to total loans	1.88%	2.29%
Non-performing assets to total assets	1.66%	1.84%
Net charge-offs to average loans outstanding	0.09%	0.29%
Allowance for loan losses to total loans	0.76%	0.81%
Allowance for loan losses to non-performing loans	40.59%	35.45%

	Three Months Ended September 30,
Selected Operating Data and Ratios:	2013	2012
Interest income	$8,294	$9,841
Interest expense	(1,640)	(2,217)
Net interest income	6,654	7,624
Provision for loan losses	—	(850)
Net interest income after provision for loan losses	6,654	6,774
Noninterest income	1,460	1,567
Noninterest expense	(6,289)	(6,142)
Income before income tax expense	1,825	2,199
Income tax expense	(676)	(806)
Net income	$1,149	$1,393

Net income per share – basic and diluted	$0.15	$0.16
Return on average assets	0.54%	0.61%
Return on average equity	3.18%	3.63%
Net interest margin	3.28%	3.46%
Efficiency ratio	77.34%	66.64%

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
September 30, 2013
(Dollars in thousands)

	At September 30,	At June 30,
Non-accrual loans:	2013	2013
Real estate loans:
One-to-four family	$3,678	$4,372
Multi-family residential	1,041	914
Commercial	1,144	1,500
Other loans:
Automobile	19	14
Home equity	—	—
Other	3	4
Troubled debt restructurings:
One-to-four family	4,474	5,938
Multi-family residential	614	633
Commercial	2,545	2,545
Total non-accrual loans	13,518	15,920

Real estate owned and repossessed assets:
Real estate:
One-to-four family	325	—
Multi-family residential	—	—
Commercial	—	—
Other:
Automobile	3	35
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	328	35
Total non-performing assets	$13,846	$15,955
Total accruing troubled debt restructurings:	$7,907	$6,570

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
At September 30, 2013
Real estate loans:
One-to-four family	5	$2,067	4	$1,504	9	$3,571
Multi-family residential	—	—	1	198	1	198
Commercial	—	—	1	2,545	1	2,545
Other loans:
Automobile	1	16	1	19	2	35
Home equity	—	—	—	—	—	—
Other	5	10	1	1	6	11
Total loans	11	$2,093	8	$4,267	19	$6,360

At June 30, 2013
Real estate loans:
One-to-four family	3	$970	5	$1,751	8	$2,721
Multi-family residential	1	198	—	—	1	198
Commercial	1	2,545	—	—	1	2,545
Other loans:
Automobile	—	—	1	14	1	14
Home equity	—	—	—	—	—	—
Other	1	2	2	4	3	6
Total loans	6	$3,715	8	$1,769	14	$5,484